Exhibit 99.1

     McAfee, Inc. Redeems Outstanding 5.25% Convertible Subordinated Notes

    Announces New Program to Purchase Up to $200 Million of Its Common Stock

    SANTA CLARA, Calif., Aug. 23 /PRNewswire-FirstCall/ -- McAfee, Inc.
(NYSE: MFE), the leading provider of intrusion prevention solutions, announced today that on August 20, 2004 it completed the previously announced redemption of its 5.25% convertible subordinated notes for approximately $265 million in cash, including accrued and unpaid interest on the redeemed notes. Prior to the redemption date, approximately $83.4 million aggregate principal amount of notes were converted into approximately 4.6 million shares of McAfee's common stock. After giving effect to the redemption, there are no outstanding 5.25% convertible subordinated notes and McAfee has no outstanding long-term debt.

    McAfee also announced that it plans to begin a stock repurchase program in which up to $200 million of its common stock may be purchased by McAfee in the open market from time to time over the next two years, depending upon market conditions, share price and other factors. As of August 20, 2004, McAfee had approximately 162 million shares outstanding (including the approximately
4.6 million shares issued upon conversion of the notes prior to the August 20, 2004 redemption date).

    About McAfee, Inc.

    With headquarters in Santa Clara, Calif., McAfee, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee's customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/ .

    NOTE: McAfee is a registered trademark of McAfee, Inc. and/or its affiliates in the United States and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

    Forward Looking Statements

    The foregoing paragraphs contain forward looking statements within the meaning of the federal securities laws, including statements about McAfee's plan to begin the stock repurchase program. Actual results may vary, perhaps materially. There can be no assurance that McAfee will repurchase the full amount of the securities within the indicated time period. In addition, McAfee's business is subject to a number of risks and uncertainties, including those set forth in the reports that McAfee files from time to time with the Securities and Exchange Commission.

SOURCE  McAfee, Inc.
    -0-                             08/23/2004
    /CONTACT: media, Dana Lengkeek of McAfee, Inc., +1-408-346-5184, or dana_lengkeek@mcafee.com; or investors, Kelly Blough of McAfee, Inc., +1-408-346-3481, or kelly.blough@mcafee.com/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20040426/MCAFEELOGO

              AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.mcafee.com /
    (MFE)

CO:  McAfee, Inc.
ST:  California
IN:  CPR HTS NET STW
SU: